Exhibit 99.1

TransEnterix, Inc. Reports Operating Results for the Second Quarter 2016

RESEARCH TRIANGLE PARK, N.C.—(BUSINESS WIRE)— TransEnterix, Inc. (NYSE MKT: TRXC), a medical device company that is pioneering the use of robotics to improve minimally invasive surgery, today announced its operating and financial results for the second quarter of 2016.

ALF-X Commercial Update
On July 29, 2016, the Company closed its first sale of the ALF-X® Surgical Robotic System to Humanitas Hospital, a highly-specialized research and teaching hospital partnered with Humanitas University Medical School, located in Milan, Italy.

“We are very pleased with the progress we’ve made in the commercialization of ALF-X during the quarter, as well as having closed our first ALF-X sale in July,” said Todd M. Pope, President and Chief Executive Officer of TransEnterix. “We remain enthusiastic about the potential of ALF-X, and will continue to invest in global commercial expansion, including preparing for its 510(k) submission.”

Financial Highlights
On a consolidated GAAP basis, for the three months ended June 30, 2016, the Company reported total operating expenses of $80.7 million. These results included one-time restructuring charges of $5.6 million, of which $5.2 million were non-cash, as well as a non-cash charge for goodwill impairment of $61.8 million. Adjusted operating expenses excluding these charges were $13.3 million as compared to $9.1 million during the three months ended June 30, 2015.  Total adjusted operating expenses increased primarily as a result of increased investment into the commercialization of the ALF-X.  Adjusted operating expenses for the three months ended June 30, 2016 included research and development expenses of $6.4 million, sales and marketing expenses of $1.3 million, general and administrative expenses of $2.9 million, amortization of intangible assets of $1.8 million and change in contingent consideration of $0.9 million.

On a consolidated GAAP basis, for the three months ended June 30, 2016, net loss was $80.1 million and net loss per share was $0.70.  Excluding the restructuring and goodwill impairment charges, adjusted net loss was $12.7 million or $0.11 per share.

The Company had cash and cash equivalents of approximately $64.6 million as of June 30, 2016, and approximately $61.0 million as of July 31, 2016. The Company expects its existing cash and cash equivalents to fund operations through the third quarter of 2017.

Conference Call
TransEnterix, Inc. will host a conference call on Friday, August 5, 2016 at 8:30 AM ET to discuss its second quarter 2016 operating and financial results. To listen to the conference call on your telephone, please dial (888) 364-3108 for domestic callers or (719) 352-2308 for international callers and reference TransEnterix Call approximately ten minutes prior to the start time. To access the live audio webcast or archived recording, use the following link http://ir.transenterix.com/events.cfm. The replay will be available on the Company’s website.

About TransEnterix
TransEnterix is a medical device company that is pioneering the use of robotics to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options. The company is focused on the commercialization of the ALF-X Surgical Robotic System, a multi-port robotic system that brings the advantages of robotic surgery to patients while enabling surgeons with innovative technology such as haptic feedback and eye sensing camera control. The company is also developing the SurgiBot™ System, a single-port, robotically enhanced laparoscopic surgical platform. The ALF-X Surgical System has been granted a CE Mark but is not available for sale in the US. For more information, visit the TransEnterix website at www.transenterix.com.

Non-GAAP Measures
The adjusted operating expenses and adjusted net loss presented in this press release are non-GAAP measures. In the tables that follow under “Reconciliation of Non-GAAP Measures”, we present Adjusted Operating Expenses and Adjusted Net Loss, reconciled to their comparable GAAP measures. These financial measures are presented on a basis other than in accordance with U.S. generally accepted accounting principles (“Non-GAAP Measures”).  These items are adjusted because they are not operational or because these charges are non-cash or non-recurring and management believes they are meaningful to understanding the Company’s performance during the periods presented.  These Non-GAAP Measures should be considered a supplement to, not a substitute for, or superior to, the corresponding financial measures calculated in accordance with GAAP.

Forward Looking Statements
This press release includes statements relating to our 2016 second quarter financial results, the ALF-X® System, the SurgiBot™ System and our current regulatory and commercialization plans for these products. These statements and other statements regarding our future plans and goals constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations, including the potential of the ALF-X System, whether and when we will we prepare a 510(k) submission for the ALF-X System and whether existing cash and cash equivalents will fund operations through the third quarter of 2017. For a discussion of the risks and uncertainties associated with TransEnterix’s business, please review our filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K filed on March 3, 2016, our other filings we make with the SEC and our Form 10-Q for the 2016 second quarter expected to be filed on or before its due date. You are cautioned not to place undue reliance on these forward looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

TransEnterix, Inc.
Consolidated Statements of Operations and Comprehensive Loss
(in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015 2016		2015
Operating Expenses
Research and development	$6,364	$6,579	$14,749	$14,063
Sales and marketing	1,306	373	2,989	748
General and administrative	2,895	1,990	5,134	3,845
Amortization of intangible assets	1,786	126	3,603	251
Change in fair value of contingent consideration	944	—	1,800	—
Inventory write-down related to restructuring	2,565	—	2,565	—
Restructuring and other charges	3,085	—	3,085	—
Goodwill impairment	61,784	—	61,784	—
Total Operating Expenses	80,729	9,068	95,709	18,907

Operating Loss	(80,729)	(9,068)	(95,709)	(18,907)

Other Expense
Interest expense, net	(489)	(280)	(1,067)	(561)
Other income	95	—	95	—

Total Other Expense, net	(394)	(280)	(972)	(561)

Loss before income taxes	$(81,123)	$(9,348)	$(96,681)	$(19,468)
Income tax benefit	992	—	3,637	—

Net loss	$(80,131)	$(9,348)	$(93,044)	$(19,468)

Other comprehensive loss
Foreign currency translation (loss) gains	(2,286)	—	1,510	—

Comprehensive loss	$(82,417)	$(9,348)	$(91,534)	$(19,468)

Net loss per share — basic and diluted	$(0.70)	$(0.14)	$(0.85)	$(0.30)

Weighted average common shares outstanding — basic and diluted	114,319	68,105	109,290	65,937

TransEnterix, Inc.
Consolidated Balance Sheets
(in thousands, except share amounts)
(Unaudited)

	June 30, December 31,
	2016 2015
Assets
Current Assets
Cash and cash equivalents	$64,609	$38,449
Accounts receivable, net	77	76
Inventories	4,247	3,923
Interest receivable	19	6
Other current assets	7,011	6,689

Total Current Assets	75,963	49,143

Restricted cash	289	—
Inventories, net of current portion	—	709
Property and equipment, net	4,743	4,408
Intellectual property, net	42,571	46,898
In-process research and development	16,811	16,511
Goodwill	69,756	130,869
Other long term assets	63	64

Total Assets	$210,196	$248,602

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$2,002	$4,450
Accrued expenses	7,344	7,395
Contingent consideration – current portion	12,500	12,500
Notes payable — current portion	7,658	6,727

Total Current Liabilities	29,504	31,072
Long Term Liabilities
Contingent consideration – less current portion	12,800	11,000
Net deferred tax liabilities	12,920	16,263
Notes payable — less current portion, net of debt discount	9,080	12,990

Total Liabilities	64,304	71,325
Commitments and Contingencies
Stockholders’ Equity
Common stock $0.001 par value, 750,000,000 shares authorized at June 30, 2016 and December 31, 2015; 115,000,003 and 100,180,872 shares issued at June 30, 2016 and December 31, 2015, respectively; and 114,928,458 and 100,149,453 shares outstanding at June 30, 2016 and December 31, 2015, respectively	115	100
Additional paid-in capital	423,544	363,280
Accumulated deficit	(275,908)	(182,864)
Treasury stock at cost, 71,545 and 31,419 shares at June 30, 2016 and December 31, 2015, respectively	(203)	(73)
Accumulated other comprehensive loss	(1,656)	(3,166)

Total Stockholders’ Equity	145,892	177,277

Total Liabilities and Stockholders’ Equity	$210,196	$248,602

TransEnterix, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(Unaudited)

	Six Months Ended
	June 30,
	2016	2015
Operating Activities
Net loss	$(93,044)	$(19,468)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation	1,052	517
Amortization of intangible assets	3,603	251
Amortization of debt discount and debt issuance costs	99	54
Stock-based compensation	2,477	1,667
Inventory write-down related to restructuring	2,565	—
Non-cash restructuring and other charges	2,551	—
Goodwill impairment	61,784	—
Deferred tax benefit	(3,657)	—
Change in fair value of contingent consideration	1,800	—
Changes in operating assets and liabilities, net of effect of acquisition:
Accounts receivable	—	125
Interest receivable	(13)	—
Inventories	(3,983)	—
Other current and long term assets	(213)	150
Accounts payable	(2,497)	(162)
Accrued expenses	(60)	490
Restricted cash	(290)	250

Net cash and cash equivalents used in operating activities	(27,826)	(16,126)

Investing Activities
Purchase of property and equipment	(517)	(311)

Net cash and cash equivalents used in investing activities	(517)	(311)

Financing Activities
Payment of debt	(3,078)	—
Proceeds from issuance of common stock, net of issuance costs	57,637	52,533
Taxes paid related to net share settlement of vesting of restricted stock units	(130)	—
Proceeds from exercise of stock options and warrants	165	250

Net cash and cash equivalents provided by financing activities	54,594	52,783

Effect of exchange rate changes on cash and cash equivalents	(91)	—

Net increase in cash and cash equivalents	26,160	36,346
Cash and cash equivalents, beginning of period	38,449	34,766

Cash and cash equivalents, end of period	$64,609	$71,112

Supplemental Disclosure for Cash Flow Information
Interest paid	$713	$375
Supplemental Schedule of Noncash Investing Activities
Transfer of inventory to property and equipment	$1,823	$—

RECONCILIATION OF NON-GAAP MEASURES
Adjusted Operating Expenses
(in thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
GAAP total operating expenses	$80,729	$9,068	$95,709	$18,907
Adjustments
Goodwill impairment	61,784	—	61,784	—
Restructuring and other charges	3,085	—	3,085	—
Inventory write-down related to restructuring	2,565	—	2,565	—

Total adjustments	67,434	—	67,434	—

Adjusted non-GAAP operating expenses	$13,295	$9,068	$28,275	$18,907

RECONCILIATION OF NON-GAAP MEASURES
Adjusted Net Loss and Loss per Share
(in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015 2016		2015
GAAP net loss	$(80,131)	$(9,348)	$(93,044)	$(19,468)
Adjustments
Goodwill impairment	61,784	—	61,784	—
Restructuring and other charges	3,085	—	3,085	—
Inventory write-down related to restructuring	2,565	—	2,565	—

Total adjustments	67,434	—	67,434	—

Adjusted non-GAAP net loss	$(12,697)	$(9,348)	$(25,610)	$(19,468)

GAAP net loss per share	$(0.70)	$(0.14)	$(0.85)	$(0.30)

Adjusted non-GAAP net loss per share	$(0.11)	$(0.14)	$(0.23)	$(0.30)

The non-GAAP adjustments for the three and six months ended June 30, 2016 include the following:

a.) Goodwill impairment — the negative FDA response on the SurgiBot in April 2016 obligated us to conduct an impairment analysis of our goodwill during the second quarter. A significant input to this analysis was that our market value fell below our book value during the second quarter. Based on this analysis, we recorded a non-cash goodwill impairment loss of $61.8 million during the second quarter.

b.) Restructuring and other charges — as a result of our decision to reprioritize our efforts to focus on commercialization and regulatory clearance of the ALF-X system, the Company implemented a restructuring plan resulting in $3.1 million of restructuring charges. The non-cash restructuring charges amounted to $2.6 million related primarily to intellectual property and fixed assets. Cash restructuring charges were $0.5 million, primarily related to severance.

c.) Inventory write-down related to restructuring — as a result of our decision to reprioritize our efforts to focus on commercialization and regulatory clearance of the ALF-X system, the Company implemented a restructuring plan resulting in non-cash charges related to inventory write-down of $2.6 million.

Investor Contact:
Westwicke
Mark Klausner, 443-213-0501
invest@transenterix.com

or

Media Contact:
TransEnterix, Inc.
Mohan Nathan, 919-765-8400
media@transenterix.com